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M III Acquisition Corp. - Investor Conference Call

Moderator: Management

November 3, 2017

The following is a transcript of a pre-recorded conference call held on November 3, 2017, which is available for replay for a limited time at (404) 504-7197 or toll-free at (866) 608-2485, conference ID number 81309.

M III Acquisition Corp.; Mohsin Meghji, Chairman and Chief Executive Officer
M III Acquisition Corp.; Charles Garner, Managing Director and General Counsel
Infrastructure and Energy Alternatives, Inc.; J.P. Roehm, CEO

Charles Garner: Good morning, and thank you for joining us on today's investor conference call to discuss M-III’s proposed combination with IEA.

Our press release announcing the transaction, as well as an investor presentation, were issued earlier today and are both available on M-III’s website.

Our call today contains forward-looking statements concerned with the proposed transaction between M-III and IEA. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from the expected results. Most of these factors are outside the parties' control and difficult to predict.

These forward-looking statements include, without limitation, M-III and IEA's expectations with respect to future performance, anticipated financial impacts of the transaction, approval of the transaction by security holders, the satisfaction of the closing conditions to the transaction, and the timing for the completion of the transaction.

The forward-looking statements made on this call are only made as of this date, November 2, 2017. You're advised to read, when available, M-III’s filings with the Securities and Exchange Commission, including its proxy statement to be issued in connection with the solicitation of proxies for the annual meeting of stockholders to approve the transaction, because these documents contain important information about the transaction and the participants' interests in such transaction.

These documents can be obtained, without charge, at the SEC's website, www.sec.gov.

Mohsin Meghji: Good morning. This is Mo Meghji. I am the Chairman and CEO of M-III Acquisition Corp. which is a Special Purpose Acquisition Corporation, and I am very pleased to announce that we have entered into a transaction in connection with Infrastructure and Energy Alternatives, otherwise known as IEA, in partnership with Oaktree Capital Management, to take IEA public through our SPAC.

IEA is a best-in-class national energy and construction platform focused in particular on constructing utility scale wind and solar farms. In addition to that, it has other capabilities in civil engineering and high voltage capabilities.

IEA has a very strong set of long-tenured relationships with a recurring base of blue-chip utility customers across the United States, as well as OEMs that produce the equipment for both these solar and wind farms.

As we looked at the Company and have gotten to know that management team, we believe it’s a leading, best-in-class platform across the country. In terms of market share, IEA had #1 market share in 2017 and over the last 10 years has consistently been amongst the top three in wind and solar farm construction.

As we sit here today, the Company has unprecedented record backlog of $1.1 billion of business, which is the highest it’s been in its history, for the next 2–3 years.

It also has several additional adjacencies which will allow for both organic growth including a tremendous base of relationships which that they can expand into the solar utility construction area as well.

So we think the Company IEA as a public company represents a tremendous platform for creating a renewables focused engineering and construction company and with the growth prospects for renewable energy construction over the next ten years, we think it represents a tremendous opportunity to buy a Company and build it out as a public company. In terms of transaction metrics, we are paying an initial purchase price of $255 million given the Company’s adjusted EBITDA of $52.7 million for 2017. That represents a 5.6x multiple as compared to its public peers who trade at about 8.4x.

In addition to the base purchase price of $255 million, the seller, as being Oaktree and management, will have the ability to earn an additional $90 million in the form of common equity if they hit certain EBITDA targets.

The Company’s EBITDA projections for 2018 are $78 million and 2019 are $95 million. We think that is a tremendous value we are getting in at, and represents a great growth potential for our shareholders looking forward. So that is a sort of a quick summary.

One last point that I want to just elaborate on is out of the initial purchase price, Oaktree is getting $100 million in cash, $100 million in common equity, $35 million of preferred equity, and we’re assuming $20 million of capital leases.

With that, I will now turn it over to J.P. Roehm who is the CEO of IEA who will go into some more details and an overview of the business. Thank you.

J.P. Roehm: Thanks Mo.

On behalf of the entire team at IEA, we are very excited to be partnering with M-III to become a public company and to position IEA for continued success during what we view as a very exciting time in renewables construction.

IEA and its subsidiaries have been around for 50 plus years, and we specialize in the design and construction of critical energy infrastructure, specifically renewables energy infrastructure.

For the past several years we have held #1 or #2 market share in the construction of U.S. wind infrastructure and are growing our presence in utility-scale solar construction. We believe we currently build 30% of the U.S. wind energy market and have erected over 7,200 wind turbines with the ability to generate over 14 Gigawatts of power in over 35 states. We also are experienced in solar where we have completed over 700 megawatts of utility-scale installations and have a full team dedicated to the growth of our solar business.

We are one of only three Tier 1 wind construction providers and the nature of our work is highly specialized creating high barriers of entry. We have developed trusted relationships with the largest Tier 1, national renewable energy developers and owners and IEA has completed projects for 12 out of the 16 largest U.S. wind energy developers. IEA is known in the market for its reliability in delivering projects on time with a strong safety track record. IEA has a “double breasted” workforce of both union and non-union employees that allow us to work anywhere in the U.S. Our national platform, track record of completion, relationships with vendors, strong safety record and access to skilled labor is a near impossible combination to replicate.

Renewable Energy is reshaping the power industry with expectations that 40% of all U.S. power capacity will come from renewables by 2030. The major driver of this adoption is the fact that renewables provide energy at a lower, unsubsidized levelized cost of production. Additionally, the phase out of coal and nuclear generation and significant adoption of corporate sustainability practices are creating a market tailwind for wind and solar industries.

The 2015 extension of the Renewable Electricity Production Tax Credits, or PTC, through 2020 creates a multi-year stable runway for wind and solar projects that has given us unprecedented visibility into our backlog projects. To put into context the opportunity over the life of the PTC extensions, based on publicly available sources, there are 60 GWs of projects that have been safe harbored in wind alone which we estimate to be an approximate $15 billion market opportunity which at IEA’s 30% market share could translate to a $4.5 billion revenue opportunity. Currently we have an awarded backlog of $1.1 billion of revenue through 2019 and an additional $1 billion of revenue in our high probability pipeline.

IEA has a strong track record of delivering profitability with our last twelve month EBITDA margins of approximately 12%. Wind projects are typically bid on fixed price and short duration build cycles. All of our projects since 2016 have been profitable. In 2016, we were able to improve our final EBITDA margins compared to our bid margins in 86% of the projects we completed. We have several initiatives to both grow EBITDA dollars and growing self-perform services to improve EBITDA margins. We have a low capex business model with projected capex to be less than 2% of revenue per year. Our highly efficient operating model, and EBITDA growth initiatives provide potential for very strong cash flow dynamics for the company going forward.

As a CEO I am very excited about the opportunity in wind and solar that we have positioned ourselves to capture in the near term. We believe we have several levers to grow within the renewables market and expand our service offering in the civil and industrial and power markets. As mentioned, we have several opportunities to expand our self-perform capabilities to capture additional margins and plan to grow our solar presence with the team we have in place and with the customers we already serve. In addition we have a pipeline of strategic acquisitions with a strong brand and culture that we believe make us the acquirer of choice.

We have an experienced team in place here at IEA to capture this opportunity and are excited to partner with M-III to build on our strong market position and deliver returns for shareholders.

[END]

Additional Information

 The proposed transaction will be submitted to stockholders of M III Acquisition Corp. (the “Company”) for their approval. In connection with that approval, the Company will file with the Securities and Exchange Commission (“SEC”) a proxy statement containing information about the proposed transaction and the respective businesses of the Company and IEA. Stockholders are urged to read the proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company, without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330. Copies of the proxy statement and other filings with the SEC can also be obtained, without charge, by directing a request to M III Acquisition Corp., 3 Columbus Circle, 15th Floor, New York, NY 10019, (212) 716-1491.

The Company, IEA Energy Services LLC, a Delaware limited liability company (“IEA”) and their respective directors and executive officers may be deemed to be participants in the solicitations of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in its Form 10-K filed with the SEC on March 30, 2017. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the proxy statement when it becomes available.

This conference call script may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein that address activities, events or developments that the Company, IEA and/or Oaktree expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “believe” and “expect”. These statements are based on certain assumptions and analyses made by the Company, IEA and/or Oaktree Power Opportunities Fund III Delaware, L.P. (“Oaktree”) in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those expressed herein due to many factors such as, but not limited to, the ability to satisfy closing conditions for the proposed transaction, including stockholder and other approvals, the financial performance of IEA, competition within the engineering, procurement and construction industry and from competing technologies, IEA’s ability to identify and complete future acquisitions, the ability of the combined company to meet the NASDAQ’s listing standards, including having the requisite number of stockholders, and the risks identified in the Company’s prior and future filings with the SEC (available at www.sec.gov), including the proxy statement to be filed in connection with the proposed transaction and the final prospectus dated July 7, 2016. These statements speak only as of the date they are made and none of the Company, IEA and/or Oaktree undertakes any obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date hereof.